NEWS
For Immediate Release

Media Contact:	Investor Contact:
Beth Halloran Mng. Dir., Corporate Communications 703.653.2248 bhalloran@orcc.com	Cathy Graham EVP & Chief Financial Officer 703.653.3155 cgraham@orcc.com

ONLINE RESOURCES PROVIDES 2007 EARNINGS GUIDANCE

CHANTILLY, Va., December 7, 2006 – Online Resources Corp. (NASDAQ: ORCC), a leading provider of Web-based financial services, today announced its guidance for first quarter and full year 2007.

This guidance reflects the Company’s revised definition of core net income, which now includes preferred stock accretion. Prior periods have been recalculated and presented on a comparable basis. Additionally, this guidance includes the write-off of approximately $5.5 million in fees and other expenses associated with the planned refinancing of the Company’s senior debt in the first quarter of 2007. These statements are forward-looking, and actual results may differ materially.

First Quarter		Full Year
2006 2007%		2006	2007	%
Actual Guidance Change Guidance Guidance				Change

Revenue ($ millions)	$16.7	$30.0-31.5	84%	$92.0-93.0	$131.0-137.0	45%

		Earnings ($ per share)

Ebitda (a)(b)	$0.11	$0.20-$0.22	91%	$0.67-0.70	$1.05-$1.13	59%

Net Income (Loss) to Common (c)	$0.03	$(0.35)-(0.33)	n/a	$(0.13)-(0.11)	$(0.37)-(0.30)	n/a

Core Net Income (Loss) (a)(d)(e)	$0.06	$(0.01)-$0.01	n/a	$0.15-0.17	$0.28-0.34	94%

		Share Count (millions)

Basic	25.3	26.0	3%	25.6	26.3	3%

Fully Diluted Shares (f)	27.4	27.5	0%	27.3	28.0	3%

Fully Diluted As-Converted Shares (g)	27.4	32.1	17%	29.6	32.6	10%

(a)	The Company uses non-GAAP (Generally Accepted Accounting Principles) financial measures, including Ebitda and core net income, to evaluate performance and establish goals. It believes that these measures are valuable to investors in assessing the Company’s operating results when viewed in conjunction with GAAP results.

(b)	Ebitda is a pro forma measure defined as earnings before interest, taxes, depreciation, amortization, preferred stock accretion and equity compensation expense.

(c)	First quarter 2007 and full years 2007 and 2006 net loss available to common stockholders per share is calculated using the number of weighted-average shares outstanding (basic), not fully diluted shares.

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(d)

Excludes amortization of acquisition-related intangible assets of approximately $2.3 and $0.1 million for the first quarters of 2007 and 2006, respectively, and $7.9 and $4.9 million for the years 2007 and 2006, respectively. Excludes equity compensation expense of approximately $1.1 and $0.6 million for the first quarters of 2007 and 2006, respectively, and $4.2 and $2.5 million for the years 2007 and 2006, respectively. Excludes write-off of fees and other expenses related to senior debt refinancing of approximately $5.5 million in the first quarter and full year 2007. Includes preferred stock accretion of approximately $1.7 million for the first quarter of 2007 and $6.9 and $3.4 million for the year 2007 and 2006, respectively.

(e)	Core net income is a pro forma measure defined as net income available to common stockholders before the amortization of acquisition-related intangible assets, equity compensation expense, merger-related charges, restructuring-related charges, impairment charges, cumulative effect of change in accounting methods, income tax benefit from the release of valuation allowance and non-recurring tax charges. Some or all of these items may not be applicable in any given reporting period.

(f)	Only used for the purposes of calculating core net income per share if core net income is positive. If core net income is negative, basic shares will be used in the per share calculation.

(g)	Fully diluted shares plus Convertible Preferred Stock on an “as-converted” basis, representing an additional 4.6 million shares. Used only for the calculation of Ebitda per share.

“For 2007, with much of the Princeton integration behind us, we expect a 94 percent increase in core earnings and top-line revenue growth of 45 percent,” stated Matthew P. Lawlor, chairman and chief executive of Online Resources. “At the same time, our 2007 outlook amply absorbs the loss of two large clients, one of whom was acquired and the other whose departure had been considered and provided for in the Princeton acquisition terms.”

Lawlor added, “We expect continued strong billpay adoption in 2007, driving Ebitda and operating margins higher. We believe we are also on track to achieve our strategic goals, with some promising e-commerce and product initiatives to support strong growth into 2008 and beyond.”

The Company’s management will host a conference call to discuss the guidance today at 5:00 p.m. ET. The conference call dial-in number is (800) 938-1087 for domestic participants and (706) 679-7266 for international participants. Alternatively, a live web cast of the call will be available through the “Investors” section of Online Resources’ web site at www.orcc.com. The call and web cast will be recorded and available for playback from 8:00 p.m. ET on December 7 until midnight on Thursday, December 14. For the conference call playback, dial (800) 642-1687 for domestic participants and (706) 645-9291 for international participants and enter code 3154871. For web cast replay, go to the “Investors” section of www.orcc.com.

About Online Resources
Online Resources powers web-based financial services for 2600 financial institutions, billers and credit service providers. Its proprietary suite of account presentation and payment services are branded to its clients, and augmented by marketing services to drive consumer and business end-user adoption. The Company serves over 8 million end-users and processes $100 billion in bill payments annually. Founded in 1989, Online Resources (Nasdaq: ORCC; www.orcc.com) is recognized as one of the nation’s fastest growing companies.

This news release contains statements about future events and expectations, which are “forward-looking statements.” Any statement in this release that is not a statement of historical fact may be deemed to be a forward-looking statement. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Specifically factors that might cause such a difference include, but are not limited to the Company’s: history of losses; dependence on the marketing efforts of third parties; potential fluctuations in operating results; ability to make and successfully integrate acquisitions of new businesses; potential need for additional capital; potential inability to prevent systems failures and security breaches; potential inability to expand services and related products in the event of substantial increases in demand; competition; ability to attract and retain skilled personnel; reliance on patents and other intellectual property; exposure to the early stage of market adoption of the services it offers; exposure to the consolidation of the banking and financial services industry; and additional risks and uncertainties discussed in filings made by the Company with the Securities and Exchange Commission, including those risks and uncertainties contained under the heading “Risk Factors” in the Company’s Form 10-K, latest 10-Q, and S-3 as filed with the Securities and Exchange Commission. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements.

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